CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 regarding the 2008 stock-option plan of EMC Metals Corp., of our report dated February 10, 2012, relating to the consolidated balance sheets of EMC Metals Corp. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2011 and 2010 and for the period from incorporation on July 17, 2006 to December 31, 2011 which appear in EMC Metals Corp.’s registration statement on Form 10-K.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Accountants

February 23, 2012